    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2001
                                                      REGISTRATION NO. 333-64228
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                        POST EFFECTIVE AMENDMENT NO. 1 ON
                                    FORM S-3
                                       TO
                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                               ATHEROGENICS, INC.
             (Exact name of Registrant as specified in its charter)

               GEORGIA                                      58-2108232
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                    Identification Number)

                              8995 WESTSIDE PARKWAY
                            ALPHARETTA, GEORGIA 30004
                                 (678) 336-2500
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 ---------------

                         RUSSELL M. MEDFORD, M.D., PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ATHEROGENICS, INC.
                              8995 WESTSIDE PARKWAY
                            ALPHARETTA, GEORGIA 30004
                                 (678) 336-2500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   Copies to:

                          LEONARD A. SILVERSTEIN, ESQ.
                           LONG ALDRIDGE & NORMAN LLP
                           SUNTRUST PLAZA, SUITE 5300
                              303 PEACHTREE STREET
                           ATLANTA, GEORGIA 30308-3201
                                 (404) 527-4000

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         THIS POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO THE REGISTRATION STATEMENT ON FORM S-1 IS BEING FILED PURSUANT TO RULE 401(C) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, TO CONVERT THE REGISTRATION STATEMENT ON FORM S-1 (REGISTRATION NO. 333-64228) INTO A REGISTRATION STATEMENT ON FORM S-3 AND TO REPORT CERTAIN RECENT DEVELOPMENTS. THE REGISTRANT SATISFIES THE REGISTRANT REQUIREMENTS FOR THE USE OF FORM S-3, AND THE OFFERING SATISFIES THE TRANSACTION REQUIREMENTS OF ITEM 3 OF GENERAL INSTRUCTION I.B. OF FORM S-3. THE PROSPECTUS CONTAINED IN THIS FORM S-3 SUPERCEDES THE PROSPECTUS CONTAINED IN THE FORM S-1.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND NEITHER WE NOR THE SELLING SHAREHOLDERS ARE SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 12, 2001

PROSPECTUS

                                3,585,000 SHARES

                               [ATHEROGENICS LOGO]

                                  COMMON STOCK

         This prospectus relates to resales of up to 3,585,000 shares of common stock previously issued by AtheroGenics, Inc. AtheroGenics will not receive any proceeds from the sale of the shares.

         The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         We do not know when or in what amount a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus.

                                 ---------------

         Our common stock is traded on the Nasdaq National Market under the symbol AGIX. On October 9, 2001, the closing sale price of our common stock on Nasdaq was $2.99 per share. We urge you to obtain current market quotations for our common stock.

                                 ---------------

         The principal executive offices of AtheroGenics are located at 8995 Westside Parkway, Alpharetta, Georgia 30004 and our telephone number is (678) 336-2500.

                                 ---------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is October ____, 2001.

                                TABLE OF CONTENTS

                                                                        PAGE

DESCRIPTION OF ATHEROGENICS...............................................1
RECENT DEVELOPMENTS.......................................................2
SECURITIES OFFERED........................................................3
RISK FACTORS..............................................................3
FORWARD-LOOKING STATEMENTS...............................................10
USE OF PROCEEDS..........................................................11
SELLING SHAREHOLDERS.....................................................11
DILUTION.................................................................13
PLAN OF DISTRIBUTION.....................................................13
LEGAL MATTERS............................................................15
EXPERTS..................................................................15
WHERE YOU CAN FIND ADDITIONAL INFORMATION................................16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........................16

                           DESCRIPTION OF ATHEROGENICS

         AtheroGenics is an emerging pharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, such as atherosclerosis, rheumatoid arthritis and asthma. We designed our lead product candidate, AGI-1067, as an oral drug to benefit patients with coronary artery disease, which is atherosclerosis of the blood vessels of the heart. Atherosclerosis is a common disease that results from inflammation and the buildup of plaque in arterial blood vessel walls. We recently completed testing AGI-1067 in a Phase II clinical trial for the prevention and treatment of restenosis, the reoccurrence of narrowing of the coronary arteries following angioplasty in patients with coronary artery disease. We are also progressing with the development of our internally discovered compound, AGIX-4207, as an agent to treat the signs and symptoms of rheumatoid arthritis.

         We have combined our basic research in the role of blood vessels in inflammation with applied research techniques into an integrated process to discover new drugs for treating diseases of chronic inflammation. We call this technology our vascular protectant or v-protectant platform. Our first v-protectant drug candidates from this platform technology block the production of VCAM-1, a protein that binds to white blood cells that accumulate along the walls of blood vessels and prolong inflammation. Inflammation normally protects the body from infection, injury and disease, but chronic inflammation often causes damage in a misdirected attempt at repair and healing. Diseases of chronic inflammation that we are targeting with our v-protectants include:

         - atherosclerosis, including coronary artery disease, which affects more than 12.4 million people in the United States and is the leading cause of death in the United States; physicians perform more than one million angioplasties annually worldwide;

         - rheumatoid arthritis, which affects 2.1 million people in the United States and is more common in women than men; the economic cost of rheumatoid arthritis and related diseases exceeds $65 billion annually in the United States;

         - asthma, which affects more than 17 million people in the United States; its prevalence and economic impact are both increasing; and

         - solid organ transplant rejection, which affects more than 200,000 people in the United States and is a major factor contributing to organ shortage.

         Our v-protectants are drugs that block a class of signals inside of cells called oxidant signals. Oxidant signals inside of the cells that line blood vessels lead to the production of selected proteins including VCAM-1. These proteins attract white blood cells to the site of chronic inflammation. White blood cells destroy infective agents and promote healing but can also amplify chronic inflammation. Diseases marked by chronic inflammation are the therapeutic targets of several classes of currently available drugs. Some drugs are directed toward reduction of risk factors for the underlying disease, such as high blood cholesterol in atherosclerosis. Other drugs provide symptomatic relief. Among these agents are anti-inflammatory drugs and drugs that decrease the body's natural defenses. These drugs, called immuno-suppressants, decrease chronic inflammation, but increase the risk of infection. None of these drugs treats the underlying cause of chronic inflammation. In contrast, we believe that our v-protectants can suppress chronic inflammation by blocking production of VCAM-1 without undermining the body's ability to protect itself against infection.

         AGI-1067 is our v-protectant candidate that is most advanced in clinical development. We recently announced encouraging preliminary results of a Phase II clinical trial, CART-1 (Canadian Antioxidant Restenosis Trial), that assessed in 305 patients the safety and effectiveness of AGI-1067 for the treatment of post-angioplasty restenosis. An analysis of the results indicated that six months after angioplasty, the blood vessels of patients who received AGI-1067 had larger openings, measured as luminal diameters of their coronary arteries, than those who received placebo. Our Phase II clinical trial followed the successful completion of seven Phase I clinical trials comprising more than 150 men and women.

         In March 2001, we commenced a Phase I clinical trial to assess the safety and tolerability of AGIX-4207, our second v-protectant clinical candidate, in healthy volunteers. We are developing AGIX-4207, a novel oral agent for the treatment of the signs and symptoms of rheumatoid arthritis. In October 2001, we also commenced a Phase I clinical trial to assess the safety and tolerability of AGIX-4207 I.V., a novel intravenously administered drug for the treatment of rheumatoid arthritis. We have identified other potential v-protectant product candidates to treat asthma and solid organ transplant rejection. We are evaluating these v-protectant product candidates for clinical development. We plan to develop these v-protectants rapidly and may seek, when available, regulatory fast track status to expedite development and commercialization. We will continue to expand upon our v-protectant technology.

         In June 2001, we entered into a worldwide exclusive license agreement with National Jewish Medical and Research Center of Denver, Colorado to discover and develop novel therapeutics based on MEK kinases, enzymes that participate in a broad range of cellular activities, including the response to cytokines, and related technology for the treatment of inflammation. Cytokines are small proteins or biological factors that are released by cells and have specific effects on cell-to-cell interaction, communication and behavior of other cells. Other licensed technology focuses on the application of several naturally occurring substances in the development of a potential treatment for asthma. We expect these new technologies to provide a second broad platform for the discovery and development of a new class of anti-inflammatory drug candidates.

         We base our competitive strategy on our ability to integrate the following strengths:

         - we have pioneered basic discoveries in vascular cell biology that form the foundation of our v-protectant technology platform;

         - our scientific expertise coupled with our clinical and regulatory expertise has enabled us to be the first company to conduct Phase I and II clinical trials of an orally-administered, small molecule v-protectant; and

         - we believe that our scientific, development and licensing expertise strongly positions us to acquire promising technologies and products discovered outside AtheroGenics.

         We believe that these competitive advantages are important to the success of our business strategy, which is to:

         -        develop AGI-1067 for commercialization;

         - extend our v-protectant technology platform into additional therapeutic areas that address unmet medical needs;

         - create value rapidly through innovative drug discovery coupled with innovative development to produce useful drugs;

         - expand our product candidate portfolio by acquiring complementary product candidates and technologies; and

         - commercialize our products based upon the size and other relevant characteristics of the patient and physician populations.

                               RECENT DEVELOPMENTS

         On October 4, 2001, we agreed with Schering-Plough Corporation to reacquire the rights to AGI-1067 and related compounds and to terminate the exclusive license agreement between us and Schering-Plough. The reacquisition of these rights will permit us to expedite the clinical development process for AGI-1067. In addition, Schering-Plough will return all licensed technology to us and return all materials related to that technology. With the termination of this license agreement, Schering-Plough will have no further rights to the technology or financial obligations to us.

         Under the license agreement, we had granted to Schering-Plough an exclusive license under our patents and know-how to make, use and sell AGI-1067 and other specified compounds for the treatment of restenosis, coronary artery disease and atherosclerosis. Schering-Plough paid us an initial nonrefundable licensing fee of $5,000,000 upon signing the agreement and, pursuant to the terms of the agreement, had assumed responsibility for all costs going forward associated with the development, manufacturing and commercialization of products containing AGI-1067 and any other licensed compound.

         As a result of the reacquisition of the rights and termination of the license agreement, we will now be responsible for all research and development costs associated with AGI-1067, along with the manufacture and commercialization of products that we develop containing AGI-1067. We currently plan to undertake internally the development and commercialization of AGI-1067, although we may decide to enter into future collaborative agreements with third parties for all or part of that development and commercialization.

                               SECURITIES OFFERED

         This prospectus relates to 3,585,000 shares of our common stock offered for resale for the account of the selling shareholders who hold that common stock. Our common stock trades on the Nasdaq National Market under the symbol "AGIX."

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including the information incorporated by reference into this prospectus. The risks and uncertainties we describe below are those that we currently believe may materially affect our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect our company.

                    RISKS RELATED TO OUR COMPANY AND BUSINESS

IF AGI-1067 FAILS IN CLINICAL TRIALS, WE MAY NOT BE ABLE TO GENERATE FUTURE REVENUES OR BECOME PROFITABLE.

         AGI-1067 is our lead compound. This compound could fail in clinical trials if we show it is ineffective or causes unacceptable side effects in the patients we treated. Failure in clinical trials for AGI-1067 would have a material adverse effect on our ability to generate revenue or become profitable.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY NOT GENERATE REVENUE OR ACHIEVE PROFITABILITY IN THE FUTURE.

         Our ability to generate revenue and achieve profitability depends on our ability, alone or with collaborators, to complete successfully the development of our product candidates, conduct pre-clinical tests in animals and clinical trials in human beings, obtain the necessary regulatory approvals, and manufacture and market the resulting drugs. We have experienced operating losses since we began operations in 1994. As of June 30, 2001, we had an accumulated deficit of approximately $50.7 million. We expect to incur additional operating losses over the next several years and expect cumulative losses to increase substantially as our research and development, pre-clinical, clinical, manufacturing and marketing efforts expand. Except for an initial licensing fee and research and development revenue that Schering-Plough paid to us in connection with our terminated license agreement, we have had no significant revenue to date.

IF WE DO NOT SUCCESSFULLY DEVELOP OUR OTHER PRODUCT CANDIDATES, WE WILL HAVE LIMITED ABILITY TO GENERATE REVENUE.

         All of our other programs are in early stages of development, and subject to the risks of failure inherent in developing drug products based on new technologies. We do not expect any of our potential product candidates to be commercially available until at least 2005. In addition, other than AGIX-4207 and AGIX-4207 I.V., product candidates for which we recently commenced Phase I clinical trials, our drug discovery efforts may not produce any other proprietary product candidates.

WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES IF WE FAIL TO DEMONSTRATE ADEQUATELY THEIR SAFETY AND EFFICACY.

         We cannot assure you that any product candidate we develop, alone or with others, will prove safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive regulatory approval. We will need to conduct significant research, pre-clinical testing and clinical trials before we can file product approval applications with the U.S. Food and Drug Administration and similar regulatory authorities in other countries. Pre-clinical testing and clinical trials are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage.

         The FDA or we may suspend our clinical trials at any time if either of us believes that we are exposing the subjects participating in these trials to unacceptable health risks. The FDA or institutional review boards at the medical institutions and healthcare facilities where we sponsor clinical trials may suspend any trial indefinitely if they find deficiencies in the conduct of these trials. We must conduct clinical trials in accordance with the FDA's Good Clinical Practices. The FDA and these institutional review boards have authority to oversee our clinical trials and the FDA may require large numbers of test subjects. In addition, we must manufacture the product candidates that we use in our clinical trials under the FDA's Good Manufacturing Practices.

         Even if we achieve positive results in early clinical trials, these results do not necessarily predict final results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving positive results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause the FDA or us to terminate a clinical trial or require that we repeat it.

         Also, even if the FDA approves a New Drug Application for any of our product candidates, the resulting product may not be accepted in the marketplace. Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products. In addition, after approval and use in an increasing number of patients, our products could show side effect profiles that limit their usefulness or require their withdrawal although the drugs did not show the side effect profile in Phase I through Phase III clinical trials.

WE MAY EXPERIENCE DELAYS IN OUR CLINICAL TRIALS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS AND OUR COMMERCIAL PROSPECTS.

         We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. Product development costs to us and our collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products, and delay our ability to become profitable. We typically rely on third party clinical investigators at medical institutions and healthcare facilities to conduct our clinical trials and, as a result, we may face additional delaying factors outside our control.

BECAUSE WE CANNOT PREDICT WHETHER OR WHEN WE WILL OBTAIN REGULATORY APPROVAL TO COMMERCIALIZE OUR PRODUCT CANDIDATES, WE CANNOT PREDICT THE TIMING OF ANY FUTURE REVENUE FROM THESE PRODUCT CANDIDATES.

         We cannot commercialize any of our product candidates, including AGI-1067 or AGIX-4207 oral and I.V., until the appropriate regulatory authorities have reviewed and approved the applications for the product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we or our collaborators develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Regulatory approval processes outside the United States include all of the risks associated with the FDA approval process. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

IF WE DO NOT COMPLY WITH APPLICABLE REGULATORY REQUIREMENTS IN THE MANUFACTURE AND DISTRIBUTION OF OUR PRODUCTS, WE MAY INCUR PENALTIES THAT MAY INHIBIT OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS AND ADVERSELY AFFECT OUR REVENUE.

         Our failure to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting, and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against our potential products or us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market.

WE WILL INCUR ADDITIONAL EXPENSES FOR RESEARCH AND DEVELOPMENT OF AGI-1067 AS A RESULT OF THE TERMINATION OF OUR LICENSE AGREEMENT WITH SCHERING-PLOUGH, WHICH COULD ADVERSELY IMPACT OUR DEVELOPMENT OF OTHER PRODUCT CANDIDATES AND COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL LIQUIDITY.

         Because we have terminated our exclusive license agreement with Schering-Plough, we will now be responsible for all of the costs related to the continuing research and development of AGI-1067, which were previously reimbursed by Schering-Plough under the terms of the license agreement. These additional research and development expenses will result in the reduction of our available cash, which could adversely impact our ability to commence or continue other research and development projects, or could cause delays in the development of AGI-1067 or other projects.

OUR FAILURE TO PROTECT ADEQUATELY OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS OR SECURE RIGHTS TO THIRD PARTY PATENTS COULD MATERIALLY ADVERSELY AFFECT OUR PROPRIETARY POSITION IN THE MARKETPLACE OR PREVENT THE COMMERCIALIZATION OF OUR PRODUCTS.

         Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and factual questions for which important legal principles are unresolved. In addition, we may not be able to obtain patent rights on products, treatment methods or manufacturing processes that we may develop or to which we may obtain license or other rights. Even if we do obtain patents, they may not adequately protect the technology we own or in-license. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or in-license, and rights we receive under those patents may not provide competitive advantages to us.

         Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of others. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, U.S. patent applications are confidential while pending in the Patent and Trademark Office, and patent offices in non-U.S. countries often publish patent applications for the first time six months or more after filing. Further, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology. We may not be able to obtain any licenses or other rights to patents, technology or know-how necessary to conduct our business as described in this prospectus. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would adversely affect our business.

         Litigation or patent interference proceedings may be necessary to enforce any of our patents or other proprietary rights, or to determine the scope and validity or enforceability of the proprietary rights of others. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to us. Any adverse outcome could subject us to significant liabilities, require us to license disputed rights from others, or require us to cease selling our future products.

         Our commercial success will also depend on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without breaching our agreements with our patent licensees. We have obtained exclusive licenses to technologies from Emory University, covering aspects of our v-protectant technology, The Regents of the University of California, covering aspects of our diagnostic technology, and National Jewish Medical and Research Center, covering aspects of our new MEKK technology platform. Our exclusive license with Emory University requires us to take steps to commercialize the licensed technology in a timely manner. If we fail to meet these obligations, Emory University can convert our exclusive license to a non-exclusive license, can grant others non-exclusive rights in the licensed technology or can require us to sublicense aspects of the licensed technology. Our license agreement with The Regents of the University of California also includes a requirement that we develop the licensed technology within certain time limits. If we fail to meet these time limits, they can terminate our license. Further, The Regents of University of California are primarily responsible for patent prosecution of the technology we license from them, and we are required to reimburse them for the costs they incur in performing these activities. As a result, we do not have the ability to control these activities. Our license agreement with National Jewish requires us to develop the licensed technology in a timely manner. If we fail to meet these obligations, some or all of the licensed technology may revert to National Jewish.

         We also rely upon trade secrets, proprietary know-how and technological advances which we seek to protect through agreements with our collaborators, employees and consultants. These persons and entities could breach our agreements, for which we may not have adequate remedies. In addition, others could become aware of our trade secrets or proprietary know-how through independent discovery or otherwise.

IF OUR COMPETITORS DEVELOP AND MARKET ANTI-INFLAMMATORY PRODUCTS THAT ARE MORE EFFECTIVE, HAVE FEWER SIDE EFFECTS OR ARE LESS EXPENSIVE THAN OUR CURRENT OR FUTURE PRODUCT CANDIDATES, WE MAY HAVE LIMITED COMMERCIAL OPPORTUNITIES.

         Our competitors include large pharmaceutical companies and more established biotechnology companies. These competitors have significant resources and expertise in research and development, manufacturing, testing, obtaining regulatory approvals and marketing. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. It is possible that any of these competitors could develop technologies or products that would render our technologies or product candidates obsolete or non-competitive, which could adversely affect our revenue potential.

THIRD PARTIES' FAILURE TO SYNTHESIZE AND MANUFACTURE OUR PRODUCT CANDIDATES TO OUR SPECIFICATIONS COULD DELAY OUR CLINICAL TRIALS OR HINDER OUR
COMMERCIALIZATION PROSPECTS.

         We currently have no manufacturing facilities to synthesize or manufacture our product candidates, nor do we intend to develop these capabilities in the near future. Our reliance on third parties for these services exposes us to several risks that could delay our clinical trials or hinder our commercialization prospects. These risks include the following:

         - A finding that a third party did not comply with applicable governmental regulations. Manufacturers of pharmaceutical products are subject to continual review and periodic inspections by regulatory agencies. Failure of one of our third party manufacturers to comply with applicable regulatory requirements, whether or not related to our product candidates, could result in sanctions against our potential products, including recall or seizure, total or partial suspension of production or injunction.

         - A failure to synthesize and manufacture our product candidates in accordance with our product specifications. For example, a starting material used in the manufacturing process of AGI-1067 is probucol, which physicians previously prescribed as a cholesterol-lowering agent but which its manufacturer withdrew from the market for efficacy reasons. The occurrence of a rare side effect with chronic dosing of probucol requires that we maintain a very low maximal amount of probucol in the manufacture of AGI-1067.

         - A failure to deliver product candidates in sufficient quantities or in a timely manner. Any failure by our third party manufacturers to supply our requirements for clinical trial materials or supply these materials in a timely manner could jeopardize the scheduled initiation or completion of these clinical trials and could have a material adverse effect on our ability to generate revenue.

         In addition, our continued dependence on third parties for the synthesis and manufacture of our future products may subject us to costs outside of our control, which could adversely affect our future profitability and our ability to commercialize products on a timely and competitive basis.

IF WE ARE UNABLE TO CREATE SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR FUTURE PRODUCT CANDIDATES.

         We currently have no sales, marketing or distribution capabilities. Therefore, in order to commercialize our product candidates, we must either develop our own sales, marketing and distribution capabilities or collaborate with a third party to perform these functions. We have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies.

         To the extent we seek sales, marketing and distribution alliances for our future products, we face risks including the following:

         - we may not be able to find collaborators, enter into alliances on favorable terms or enter into alliances that will be commercially successful;

         - any collaborator might, at its discretion, limit the amount of resources and time it devotes to marketing our products; and

         - any collaborator may terminate its agreement with us and abandon our products at any time for any reason, regardless of the terms of the agreement.

OUR FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS COULD MATERIALLY ADVERSELY AFFECT OUR RESEARCH AND DEVELOPMENT EFFORTS.

         We are a small company with 80 full-time employees. If we are unable to continue to attract, retain and motivate highly qualified management and scientific personnel and to develop and maintain important relationships with leading academic institutions and scientists, we may not be able to achieve our research and development objectives. Competition for personnel and academic collaborations is intense. Loss of the services of any of our key scientific personnel and, in particular, Dr. Russell M. Medford, our President and Chief Executive Officer, could adversely affect progress of our research and development programs. Dr. Medford is the only employee with whom we have an employment agreement.

IF WE NEED ADDITIONAL FINANCING AND CANNOT OBTAIN IT, WE MAY NOT BE ABLE TO DEVELOP OR MARKET OUR PRODUCTS.

         We may encounter increased costs due to unanticipated changes in our product development or commercialization plans. If these costs exceed our available funds, we will need to seek additional financing. If additional funds are not available, we may need to delay clinical studies, curtail operations or obtain funds through collaborative arrangements that may require us to relinquish rights to certain of our products or potential markets.

OUR FAILURE TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT OR ACCEPTABLE PRICES FOR OUR PRODUCTS COULD DIMINISH OUR REVENUES.

         Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from:

         -        government and health administration authorities;

         -        private health insurers; and

         -        other third party payors.

         Government and other third party payors increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs. Third party private health insurance coverage may not be available to patients for any of our future products.

         The continuing efforts of government and other third party payors to contain or reduce the costs of healthcare through various means may limit our commercial opportunity. For example, in some countries other than the United States, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect proposals to implement similar government control to continue. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

IF PLAINTIFFS BRING PRODUCT LIABILITY LAWSUITS AGAINST US, WE MAY INCUR SUBSTANTIAL FINANCIAL LOSS OR MAY BE UNABLE TO OBTAIN FUTURE PRODUCT LIABILITY INSURANCE AT REASONABLE PRICES, IF AT ALL, EITHER OF WHICH COULD DIMINISH OUR ABILITY TO COMMERCIALIZE OUR FUTURE PRODUCTS.

         The testing and marketing of medicinal products entail an inherent risk of product liability. Clinical trial subjects, consumers, healthcare providers, or pharmaceutical companies or others selling our future products could bring product liability claims against us. We cannot assure you that we will be able to acquire or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE CAUSING VOLATILITY IN OUR STOCK PRICE.

         Our product candidates are now in research and various stages of development or clinical trials. Accordingly, we do not receive any revenues from sales of these product candidates. Our results of operations historically have fluctuated on a quarterly basis, which we expect to continue. Our results of operations at any given time will be based primarily on the following factors:

         -        the status of development of our various product candidates;

         - whether we enter into collaboration agreements and the timing and accounting treatment of payments, if any, to us under those agreements;

         - whether and when we achieve specified development or commercialization milestones; and

         - the addition or termination of research programs or funding support.

         We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. These fluctuations may cause the price of our stock to fluctuate, perhaps substantially.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE HAS BEEN VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

         The market price of our common stock, and the market prices for securities of pharmaceutical and biotechnology companies in general, have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this prospectus, may have a significant impact on the market price of our common stock:

         - developments concerning any research and development, manufacturing, and marketing collaborations;

         - announcements of technological innovations or new commercial products by our competitors or us;

         -        developments concerning proprietary rights, including patents;

         - publicity regarding actual or potential results relating to medicinal products under development by our competitors or us;

         - regulatory developments in the United States and other countries;

         -        litigation;

         - economic and other external factors, including disasters or crises; or

         -        period-to-period fluctuations in financial results.

BECAUSE A SMALL NUMBER OF EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, YOU WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS.

         As of the date of this prospectus, our executive officers, directors and greater than five percent shareholders, along with their affiliates, in the aggregate, owned approximately 35.3% of our outstanding common stock. As a result, such persons, acting together, will have the ability to influence substantially all matters submitted to the shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons will also have the ability to control our management and business affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS MAY MAKE AN ACQUISITION OF US, WHICH MAY BENEFIT OUR SHAREHOLDERS, MORE DIFFICULT.

         Provisions of our amended and restated articles of incorporation and amended and restated bylaws that could make it more difficult for a third party to acquire us include provisions that:

         - authorize the issuance of "blank check" preferred stock by our board of directors without shareholder approval, which would increase the number of outstanding shares and could thwart a takeover attempt;

         -        limit who may call a special meeting of shareholders;

         - require shareholder action without a meeting by unanimous written consent;

         - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings;

         - establish a staggered board of directors whose members can only be dismissed for cause;

         - adopt the fair price requirements and rules regarding business combinations with interested shareholders set forth in Article 11, Parts 2 and 3 of the Georgia Business Corporation Code; and

         - require approval by the holders of at least 75% of the outstanding common stock to amend any of the foregoing provisions.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference in this prospectus contain certain information regarding our financial projections, plans and strategies that are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. These statements involve substantial risks and uncertainty. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, statements which address our operating performance, events or developments that we expect or anticipate will occur in the future, such as projections of our future results of operations or of our financial condition, the status of any collaborative agreements, the development of our product candidates and anticipated trends in our business.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the following:

         -        competitive factors;

         -        general economic conditions;

         -        the ability to develop safe and effective drugs;

         -        ability to enter into future collaborative agreements;

         -        variability of royalty, license and other revenue;

         -        failure to achieve positive results in clinical trials;

         - failure to receive regulatory approval to market our product candidates;

         - uncertainty regarding our owned and our licensed patents and patent rights, including the risk that we may be forced to engage in costly litigation to protect such patent rights and the material harm to us if there were an unfavorable outcome of any such litigation;

         -        governmental regulation and suspension;

         -        technological change;

         -        changes in industry practices; and

         -        one-time events.

         You should also consider carefully the statements under "Risk Factors" in this prospectus and other sections of the documents incorporated by reference into this prospectus, which address additional factors that could cause our results to differ from those set forth in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. All proceeds will be payable solely to the selling shareholders.

         The selling shareholders will pay any expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING SHAREHOLDERS

         We issued the shares of common stock covered by this prospectus in a private placement on June 19, 2001. The following table sets forth, to our knowledge, certain information about the selling shareholders as of October 5, 2001.

         We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders. The percent of beneficial ownership for each shareholder is based on 27,793,073 shares of common stock outstanding as of October 5, 2001.

                                                 Shares of Common                                               Shares of Common
                                             Stock Beneficially Owned   Number of Shares                    Stock to be Beneficially
                                               Prior to Offering(2)     of Common Stock   Number of Shares  Owned After the Offering
                                             ------------------------   Sold Pursuant to  of Common Stock   ------------------------
  Name of Selling Shareholder (1)            Number       Percentage    This Offering(3)   Being Offered     Number      Percentage
  -------------------------------           ---------     ----------    ----------------  ----------------   ------      ----------

Coralbasin & Co. (As nominee for
SAFECO Common Stock Trust - SAFECO
Growth Opportunities Fund)..............    1,160,000         4.2%               --          1,150,000        10,000           *

Coralrock & Co. FBO SAFECO Resource
Series Trust - Growth Opportunities
Portfolio...............................      555,000         2.0                --            550,000         5,000           *

SEI Institutional Managed Trust.........      429,000         1.5                --            429,000            --           *

Vulcan Ventures Inc.....................      900,147         3.2                --            400,000       500,147         1.8%

Prudential Small Company Fund, Inc......      351,400         1.3            42,200            229,800        79,400           *

SEI Institutional Investments Trust.....      309,100         1.1                --            258,100        51,000           *

Prudential Insurance Company of
America VCA-6...........................      166,000           *            18,000            110,000        38,000           *

ProMed Partners, L.P....................      133,700           *                --             46,700        87,000           *

Deutsche Asset Management Health
Sciences Fund I, Ltd....................       96,300           *                --             38,300        58,000           *

Alfred I. DuPont Testamentary Trust.....       73,200           *                --             35,500        37,700           *

Ascension Health Daughters of Charity
Fund P..................................       67,700           *                --             67,700            --           *

Undiscovered Managers Small Cap
Growth Fund.............................       63,300           *                --             40,800        22,500           *

Marin County Employment Retirement
Association.............................       59,700           *                --             59,700            --           *

Goldman Sachs GMMS, LLC.................       41,600           *                --             41,600            --           *

Les Schwab Profit Sharing Retirement
Trust...................................       37,200           *                --             37,200            --           *

Portland General Holdings, Inc.
Pension Plan Trust......................       14,400           *                --             14,400            --           *

The Nemours Foundation..................        9,900           *                --              9,900            --           *

Portland General Holdings, Inc.
Employees' Benefit Trust, Fund II.......        3,700           *                --              3,700            --           *

The Collins Foundation..................        2,400           *                --              2,400            --           *

---------------

* Less than one percent

         (1) The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

         (2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them.

         (3) Indicates shares of common stock sold pursuant to the prospectus included in the predecessor Registration Statement on Form S-1 (Registration No. 333-64228).

         None of the selling shareholders has had a material relationship with us within the past three years. The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their shares. If required, we may identify and provide additional selling shareholders and information with respect to them in one or more prospectus supplements.

                                    DILUTION

         This offering is for sales of stock by our existing shareholders on a continuous or delayed basis in the future. Sales of common stock by shareholders will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any rational relationship to net tangible book value per share.

                              PLAN OF DISTRIBUTION

         The term "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders may offer all or part of the shares included in this prospectus from time to time in one or more types of transactions, which may include block transactions, on applicable exchanges or automated interdealer quotation systems, in negotiated transactions, through put or call options transactions relating to the shares offered by this prospectus, through short sales or a combination of such methods of sale. These sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Each selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may resell their shares by one or more of the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - a cross or block trade in which the broker or dealer engaged by a selling shareholder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -        negotiated transactions;

         -        options transactions;

         - short sales or borrowing, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

         - pledge and hedging transactions with broker-dealers or other financial institutions;

         - delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether on an optional or mandatory basis), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

         -        a combination of any such methods of sale or distribution.

         In effecting sales, brokers or dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from a selling shareholder or from the purchasers in amounts to be negotiated immediately prior to the sale. A selling shareholder may also sell the shares in accordance with Rule 144 or Rule 144A under the Securities Act or pursuant to other exemptions from registration under the Securities Act.

         If the shares offered by this prospectus are sold in an underwritten offering, the underwriters may acquire them for their own account and may further resell these shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a prospectus supplement relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the shares specified in such prospectus supplement if any such shares are purchased. Brokers who borrow the shares to settle short sales of shares and who wish to offer and sell the shares under circumstances requiring use of the prospectus or making use of the prospectus desirable may use this prospectus. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         From time to time the shareholders may engage in short sales, short sales against the box, puts, calls and other transactions in our shares, or derivatives thereof, and may sell and deliver the shares offered by this prospectus in connection with such transactions.

         We will not receive any of the proceeds from the sales of the shares by the shareholders pursuant to this prospectus. The selling shareholders will pay any expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares covered in this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, Nasdaq listing fees and expenses of our counsel and our accountants. Our common stock is listed for trading on the Nasdaq National Market, and the shares offered by this prospectus have been approved for quotation on Nasdaq.

         In order to comply with the securities laws of certain states, the selling shareholders may only sell the shares through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may only sell the shares if they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements of such state is available and is complied with.

         A selling shareholder, and any broker dealer who acts in connection with the sale of shares hereunder, may be deemed an underwriter within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed underwriting discounts and commissions under the Securities Act. We have agreed to indemnify certain of the selling shareholders, underwriters and other participants in an underwriting or distribution of the shares and their directors, officers, employees and agents against certain liabilities including liabilities arising under the Securities Act. The selling shareholders may also agree to indemnify any broker-dealer that participates in transactions involving the sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because the selling shareholders may be deemed underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

         We are permitted to suspend the use of this prospectus in connection with the sales of shares by selling shareholders upon the happening of certain events. These include the existence of any fact that makes any statement of material fact made in this prospectus untrue or that requires the making of additions to or changes in this prospectus in order to make the statements herein not misleading. The suspension will continue until such time as we advise the selling shareholders that use of the prospectus may be resumed, in which case the period of time during which we are required to maintain the effectiveness of the registration statement shall be extended. AtheroGenics will bear the expense of preparing and filing the registration statement and all post-effective amendments.

         We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

         -        June 19, 2003;

         - As to any selling shareholder, the date on which that selling shareholder may sell all of the shares covered by this prospectus held by that shareholder without restriction by the volume limitations of Rule 144(e) under the Securities Act; or

         - Such time as all of the shares covered by this prospectus have been sold:

                  - Pursuant to and in accordance with the registration statement,

                  - To or through a broker or dealer or underwriter in a public distribution or public securities transaction, and/or

                  - in a transaction exempt from the registration requirements of the Securities Act pursuant to
                           Section 4(1) under the Securities Act so that any and all restrictions on the shares are removed upon the completion of the sale.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Long Aldridge & Norman LLP, Atlanta, Georgia. As of the date of this prospectus, Long Aldridge & Norman LLP is the beneficial owner of 33,332 shares of our common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         King & Spalding is our patent counsel. The statements in this prospectus under the caption "Our failure to protect adequately or enforce our intellectual property rights or secure rights to third party patents could materially adversely affect our proprietary position in the marketplace or prevent the commercialization of our products" in the risk factors section have been reviewed and approved by King & Spalding, as experts in such matters. We have included these statements in reliance upon that review and approval.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file periodic reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the documents we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the addresses listed above or from the SEC's web site.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all their shares offered by this prospectus.

         We have filed the following documents with the SEC:

         -        Our Annual Report on Form 10-K for the year ended December 31,
                  2000;

         -        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2001;

         -        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2001;

         - Our Current Report on Form 8-K filed with the SEC on October 9, 2001; and

         - Our description of our common stock included in Item 1 of the Registration Statement on Form 8-A (Registration No. 0-31261), as filed on August 4, 2000.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                  8995 Westside Parkway
                  Alpharetta, Georgia 30004
                  Attention: Ms. Donna Glasky
                             Manager, Corporate Communications
                  Telephone: (678) 336-2500

         We have not authorized anyone, including brokers and dealers, to give any information or make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person. This prospectus does not constitute an offer to sell or solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation.

                                3,585,000 SHARES

                              [ATHEROGENICS LOGO]

                                  COMMON STOCK
                               ------------------

                                   PROSPECTUS
                                ---------------

                               OCTOBER ____, 2001

                                ---------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

         NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby:

                  Securities and Exchange Commission registration fee....     $  5,310
                  Printing fees..........................................       10,000
                  Legal fees and expenses................................       50,000
                  Accounting fees and expenses...........................       15,000
                  Miscellaneous fees.....................................       10,000
                                                                              --------
                            Total........................................     $ 90,310
                                                                              ========

         The foregoing, except for the SEC registration fee, are estimates. We will pay all of the above expenses. The selling shareholders will pay their own expenses, including expenses of their own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the shares of common stock offered by this prospectus.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Fourth Amended and Restated Articles of Incorporation eliminate, as permitted by Section 14-2-202(b)(4) of the Georgia Business Corporation Code, the personal liability of directors and officers for monetary damages to the corporation or its shareholders for breach of their duty of care and other duties; provided, however, that our Articles of Incorporation and Section 14-2-202(b)(4) of the Georgia Code do not permit us to eliminate or limit liability for (1) a breach of duty involving appropriation of a business opportunity of ours; (2) an act or omission which involves intentional misconduct or a knowing violation of law; (3) any transaction from which an improper personal benefit is derived; or (4) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. In addition, if at any time the Georgia Code is amended to authorize further elimination or limitation of personal liability, then the liability of each of our directors and officers shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Georgia Code require such action.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees and agents. Section 14-2-851 of the Georgia Code provides for indemnification of any of our directors for liability incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, in which he may become involved by reason of being a member of our board of directors. Section 14-2-851 also provides such indemnity for directors who, at our request, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. Section 14-2-851 permits indemnification if the director acted in a manner he believed in good faith to be in or not opposed to our best interest and, in addition, in criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses, including attorneys' fees, incurred with respect to a proceeding. However, if the director is adjudged liable to us in a derivative action or on the basis that personal benefit was improperly received by him, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

         Section 14-2-852 of the Georgia Code provides that directors who are wholly successful with respect to any claim brought against them, which claim is brought because they are or were directors, are entitled to indemnification against reasonable expenses as of right. Conversely, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Section 14-2-855 of the Georgia Code, as follows: (1) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, (2) by a majority of the members of a committee of two or more disinterested directors, (3) by special legal counsel or (4) by the shareholders, but, in such event, the shares owned by or voted under the control of directors seeking indemnification may not be voted.

         Section 14-2-857 of the Georgia Code provides that an officer who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, as described above. In addition, we may, as provided by our Articles, Bylaws, general or specific actions by our board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         Our officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act," including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. We pay the cost of such insurance as permitted by our Bylaws and the laws of the State of Georgia.

         Pursuant to Section 4(d) of the common stock purchase agreement between us and the selling shareholders, the form of which is filed as Exhibit 10.16 to our Registration Statement on Form S-1 (Registration No. 333-64228), declared effective by the SEC on September 6, 2001, the selling shareholders have agreed to indemnify our directors and officers and certain other persons against certain civil liabilities in connection with, among other things, that Registration Statement on Form S-1, this registration statement and sales of common stock under both.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      The following exhibits are filed herewith:

         EXHIBIT NO.                                        DESCRIPTION
         -----------                                        -----------
         4.01**        --    Form of Common Stock Certificate.
         4.02**        --    Amended and Restated Master Rights Agreement dated October 31, 1995, as amended by First Amendment dated November 1, 1995; Second Amendment dated July 30, 1996; Third Amendment dated April 13, 1999; Fourth
                             Amendment dated May 11, 1999; and Fifth Amendment dated August 30,
                             1999.
         4.03**        --    Applicable provisions of Fourth Amended and Restated Articles of
                             Incorporation and Third Amended and Restated Bylaws of AtheroGenics,
                             Inc. (to be incorporated by reference to Exhibits 3.01 and 3.02 of our registration statement on Form S-1, Registration No. 333-31140, declared effective by the SEC on August 8, 2000 and incorporated herein by reference).
         5.01*         --    Opinion of Long Aldridge & Norman LLP (including consent).
         23.01         --    Consent of Ernst & Young LLP.
         23.02*        --    Consent of Long Aldridge & Norman LLP (contained in Exhibit 5.01).
         23.03         --    Consent of King & Spalding.
         24.01*        --    Powers of Attorney.

*        Previously filed.

** Filed as the exhibit of the same number with AtheroGenics' registration statement on Form S-1, Registration No. 333-31140, declared effective by the SEC on August 8, 2000, and incorporated herein by reference.

         (b)      Financial Statement Schedules

         No financial statement schedules are provided, because the information called for is not required or is incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2000.

ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on October 12, 2001.

                                    ATHEROGENICS, INC.


                                    By: /s/ RUSSELL M. MEDFORD
                                        ----------------------------------------
                                        RUSSELL M. MEDFORD, M.D., PH.D.
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

                NAME                                  TITLE                           DATE
                ----                                  -----                           ----

PRINCIPAL EXECUTIVE OFFICER:


    /s/ RUSSELL M. MEDFORD                President and Chief Executive         October 12, 2001
------------------------------------        Officer, Director
        RUSSELL M. MEDFORD

PRINCIPAL FINANCIAL AND PRINCIPAL
ACCOUNTING OFFICER:


    /s/ MARK P. COLONNESE                 Vice President of Finance and         October 12, 2001
------------------------------------        Administration and Chief
         MARK P. COLONNESE                  Financial Officer

ADDITIONAL DIRECTORS:


                 *                        Director                              October 12, 2001
------------------------------------
        MICHAEL A. HENOS


                 *                        Director                              October 12, 2001
------------------------------------
       R. WAYNE ALEXANDER


                 *                        Director                              October 12, 2001
------------------------------------
        VAUGHN D. BRYSON


                 *                        Director                              October 12, 2001
------------------------------------
         T. FORCHT DAGI

(Signatures continued on next page)



                  *                        Director          October 12, 2001
-------------------------------------
         ARTHUR M. PAPPAS


                  *                        Director          October 12, 2001
-------------------------------------
         WILLIAM A. SCOTT


                  *                        Director          October 12, 2001
-------------------------------------
        STEPHEN G. SUDOVAR


*BY:     /s/ MARK P. COLONNESE
    ---------------------------------
            MARK P. COLONNESE
            ATTORNEY-IN-FACT